Exhibit 99.1

FOR IMMEDIATE RELEASE
January 17, 2024
MEDIA CONTACT: Christopher Spina
703-388-7031
Christopher_Spina@FreddieMac.com

Roy Swan to Join Freddie Mac's Board of Directors

MCLEAN, Va., January 17, 2024 -- Freddie Mac (OTCQB: FMCC) today announced the election of Roy Swan to its Board of Directors effective February 19, 2024. Swan is an executive with more than 30-years of experience in law, banking, corporate finance, public policy and investment management. Currently, Mr. Swan is the director of Mission Investments at the Ford Foundation, where he leads a team making $1 billion in impact investments over a 10-year period.

“Roy Swan’s experience in financial services and his work overseeing mission and community development investments established him as a major player in impact investing,” said Lance Drummond, chair-elect of Freddie Mac’s Board of Directors. “His background and three decades of experience in these and other areas make him uniquely qualified for this role, and we look forward to his contributions to Freddie Mac’s Board.”

Mr. Swan has served in his current role as head of Mission Investments for the Ford Foundation since 2018. Prior to Ford, he held various positions at Morgan Stanley from 2008 to 2018, including President and Chief Operating Officer of Morgan Stanley Trust and Co-Head, Global Sustainable Finance. Mr. Swan held various positions at Carver Federal Savings Bank, departing as Executive Vice President and Chief Financial Officer.

Among other roles, Mr. Swan also served in various positions at Time Warner Inc., JPMorgan Chase & Co., as Chief Investment Officer at Upper Manhattan Empowerment Zone and as an Associate at Salomon Brothers, Inc. Mr. Swan began his career as a Financial Analyst at First Boston Corporation, as a Public Service Fellow at the Coro Foundation, and as an Attorney in the Corporate Securities Group of Skadden, Arps, Slate, Meagher & Flom LLP.

Mr. Swan is a member of the board of the Global Impact Investing Network and trustee of Parnassus Funds. Currently, he serves on the Varo Bank Social Impact Council, the Church Commissioners for England, and the KKR Sustainability Expert Advisory Council.
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About Freddie Mac

Freddie Mac’s mission is to make home possible for families across the nation. We promote liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, we have helped tens of millions of families buy, rent or keep their home.
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